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                                                                   EXHIBIT 3.(a)


                        CERTIFICATE OF AMENDMENT TO THE
               RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
                                      OF
                     PHOTON TECHNOLOGY INTERNATIONAL, INC.


     Pursuant to the provisions of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to its Restated And Amended Certificate of Incorporation:

     1. The name of the Corporation is PHOTON TECHNOLOGY INTERNATIONAL, INC. (the "Corporation").

     2. Each of the Ten Million (10,000,000) authorized common shares of the Corporation shall be converted into one-third (1/3) of one (1) share and the aggregate number of common shares which the corporation shall have authority to issue will decrease from Ten Million (10,000,000) to Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333) shares without par value.

     3. To accomplish the foregoing, Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

          "FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Three Million Three Hundred Thirty-Three Thousand Eight Hundred Thirty-Three (3,333,833) shares of stock, of which Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333) shares shall consist of common stock, without par value, and Five Hundred (500) shares shall consist of preferred stock with a par value of One Thousand Dollars ($1,000) per share. The preferred shares shall be non-voting and shall entitle each holder thereof to receive out of the surplus of the Corporation a noncumulative dividend at the rate of Seven Percent (7%) per annum, payable annually, before any dividend shall be set apart or paid on the common stock for such year, and the remainder of the surplus or net earnings applicable to the payment of dividends shall be distributed as dividends among the holders of the common stock, as and when the Board of Directors determines.

          In the case of liquidation, dissolution, or distribution of assets of the Corporation, the holders of preferred stock shall be paid the par amount of such preferred stock before any amount shall be payable to the holders of the common stock; and after the

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          payment of the par amount of such preferred stock to the holders thereof, the balance of the assets and funds of the Corporation shall be distributed wholly among the holders of the common stock.

          The Corporation shall have the right to redeem its preferred stock, or any number of shares thereof, issued and outstanding, at any time by paying to the holders thereof the sum of One Thousand Fifty Dollars ($1,050) per share. The Corporation shall also have the right at any time to purchase all or any part of its preferred stock issued and outstanding by paying to the respective holders thereof the sum of One Thousand Fifty ($1,050) for each share of such preferred stock redeemed together with the amount of such accrued dividends as may have accumulated thereon at the time of redemption."


     4. The foregoing amendment to the Restated and Amended Certificate of Incorporation was approved and adopted by the directors of the Corporation on May 2, 1996.

     5. The foregoing amendment to the Restated and Amended Certificate of Incorporation will not adversely affect the relative rights and preferences of the holders of outstanding common and preferred shares of the Corporation and the percentage of authorized shares of the Corporation that remain unissued after the share combination will not exceed the percentage of authorized shares of the Corporation that were unissued prior to the share combination.

          This Certificate of Amendment has been executed on behalf of the Corporation by its Vice President, Controller and Treasurer this 2nd day of May 1996.



                                         /s/ William D. Looney
                                         --------------------------------------
                                         William D. Looney
                                         Vice President, Controller and
                                         Treasurer

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